Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On March 2, 2020, Intellinetics, Inc. (“Intellinetics” or the “Company”) acquired all of the issued and outstanding capital stock of Graphic Sciences, Inc. (“GSI”). The consideration paid by the Company to the stockholders of GSI consisted of approximately $3.5 million in cash plus three annual potential earnout payments of up to an aggregate of $2.5 million, for a total potential purchase price of approximately $6 million.

The following unaudited pro forma condensed combined financial statements are presented for informational purposes only and should be read in conjunction with the:

●	Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

●	Separate historical financial statements of Intellinetics included in its Annual Report on Form 10-K for the year ended December 31, 2019; and

●	Separate historical financial statements of GSI for the years ended September 30, 2019 and 2018, which are included in Exhibit 99.1 to this Current Report on Form 8-K/A.

●	Separate historical financial statements of GSI for the quarter ended December 31, 2019 and 2018, which are included in Exhibit 99.2 to this Current Report on Form 8-K/A.

The following unaudited pro forma condensed combined balance sheet presents Intellinetics’ historical financial position combined with GSI as if the acquisition had occurred on December 31, 2019 and includes adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable. The unaudited pro forma condensed combined statement of income presents the combined results of Intellinetics’ operations with GSI as if the acquisition had occurred on January 1, 2019 and includes adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on the combined results, and are factually supportable. The pro forma condensed combined financial statements are not necessarily indicative of what Intellinetics’ financial position or results of operations actually would have been had the Company completed the acquisition at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

Intellinetics and GSI have different fiscal years. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. The pro forma statement of income information is based on the following:

●	With respect to Intellinetics, the audited consolidated financial statements of Intellinetics contained in its Annual Report on Form 10-K for the year ended December 31, 2019; and

●	With respect to GSI, the audited financial statements of GSI for the year ended September 30, 2019.

The pro forma balance sheet information is based on the following:

●	With respect to Intellinetics, the Intellinetics audited consolidated balance sheet as of December 31, 2019; and

●	With respect to GSI, the GSI unaudited balance sheet as of December 31, 2019.

The Company has not completed a full, detailed valuation analysis necessary to determine the fair values of GSI’s identifiable assets acquired and liabilities assumed in the acquisition. However, a preliminary valuation analysis based upon assumptions used by management was performed as of December 31, 2019, the date of which the acquisition is deemed to have occurred for purposes of the pro forma balance sheet, related to its assets and liabilities, including intangible assets. The acquisition of GSI created goodwill as the acquisition consideration exceeded the fair value attributable to identifiable assets and liabilities. The unaudited pro forma combined balance sheet includes only preliminary estimates assuming the acquisition had occurred on December 31, 2019. The final valuation of amounts of assets acquired and liabilities assumed in the acquisition accounting will be based on their respective fair values as determined as of March 2, 2020, the date of acquisition, and may differ significantly from these preliminary estimates.

The pro forma financial statements do not include integration costs expected to result from the acquisition or the realization of any cost synergies or revenue synergies expected to result from the acquisition. The effects of the foregoing excluded items could, individually or in the aggregate, materially impact the pro forma financial statements.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and GSI’s historical information included herein

INTELLINETICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2019

	Intellinetics	Graphic Sciences	Pro Forma Adjustments		Combined

ASSETS

Current assets:
Cash	$404,165	$170,274	$377,418	a	$951,857
Accounts receivable, net	329,571	1,057,566	14,204	b	1,401,341
Accounts receivable – unbilled	23,371	286,625	(10,602)	b	299,394
Parts and supplies – net		100,948	(9,552)	b	91,396
Prepaid expenses and other current assets	115,025	121,784	(42,714)	b	194,095

Total current assets	$872,132	$1,737,197	$328,754		$2,938,083

Property and equipment, net	6,919	753,254	(20,882)	b	739,291
Right of use asset	97,239	-	2,885,619	d	2,982,858
Other assets	10,284	19,959	(19,959)	b	10,284
Intangible assets, net			1,230,000	e
Goodwill			1,780,178	e

Total assets	$986,574	$2,510,410	$6,183,710		$9,680,694

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$160,911	$63,827	$45,797	b	$270,535
Accrued Expenses	210,106	718,030	32,885	b	961,021
Lease liability - current	47,397	59,002	529,519	d	635,918
Deferred revenues	754,073	44,480	(5,294)	b	793,259
Deferred compensation	117,166		-		117,166
Accrued interest payable	1,212,498		-		1,212,498
Notes payable, net	3,339,963	5,312	(5,312)	c	3,339,963
Notes payable - related party, net	1,467,400		0		1,467,400

Total current liabilities	$7,309,514	$890,651	$597,595		$8,797,760

Long-term liabilities:
Notes payable	$-	$556,401	$(556,401)	c	$-
Subordinated notes			1,386,318	f
Lease liability - net of current portion	53,318	194,718	2,102,380	d	$2,350,416
Contingent Consideration			686,200	h
Deferred tax liability		167,300	(167,300)	i	-

Total long-term liabilities	$53,318	$918,419	$3,451,197		$4,422,934

Total liabilities	$7,362,832	$1,809,070	$4,048,792		$13,220,694

Stockholders’ Equity (Deficit):
Common Stock	$31,528	$1,000	$(31,023)	j	$1,505
Additional paid-in capital	14,388,280	24,000	2,842,281	k	17,254,561
Accumulated (deficit) equity	(20,796,066)	676,340	(676,340)	l	(20,796,066)
Total stockholders’ (deficit) equity	(6,376,258)	701,340	2,134,918		$(3,540,000)
Total liabilities and stockholders’ deficit	$986,574	$2,510,410	$6,183,710		$9,680,694

See Notes to these financial statements

2

INTELLINETICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2019

	Intellinetics	Graphic Sciences	Pro Forma Adjustments		Combined

Sale of software	$189,165	$-	$-		$189,165
Software as a service	859,637				859,637
Software maintenance services	1,011,278				1,011,278
Professional services	449,707	6,710,309			7,160,016
Third party services	26,168				26,168

Total revenues	$2,535,955	$6,710,309	$-		$9,246,264

Cost of revenues:
Sale of software	$8,633	$-	$-		$8,633
Software as a service	254,999				254,999
Software maintenance services	87,280				87,280
Professional services	192,129	3,394,040			3,586,169
Third party services	24,802				24,802

Total cost of revenues	$567,843	$3,394,040	$-		$3,961,883

Gross profit	$1,968,112	$3,316,269	$-		$5,284,381

Operating expenses:
General and administrative	$2,131,385	$2,148,911	$(117,000)	m	$4,163,296
Sales and marketing	981,618				981,618
Depreciation and amortization	7,701	124,600	161,904	n	294,205

Total operating expenses	$3,120,704	$2,273,511	$44,904		$5,439,119

Loss from operations	$(1,152,592)	$1,042,758	$(44,904)		$(154,738)

Other income (expense)
Income tax expense	$-	$(214,265)	$214,265	o	-
Interest expense, net	$(980,689)	$(186,604)	$(156,396)	p	(1,323,689)

Net loss	$(2,133,281)	$641,889	$12,965		$(1,478,427)

Basic and diluted net loss per share:	(5.76)				(0.53)

Weighted average number of common shares outstanding - basic and diluted	370,279		2,423,914	h	2,794,193

See Notes to these consolidated financial statements

3

1. Transaction and Basis of Presentation

On March 2, 2020, Intellinetics, Inc. (“Intellinetics” or the “Company”) acquired all of the issued and outstanding capital stock of Graphic Sciences, Inc., a Michigan corporation (“GSI”). Located in Madison Heights, Michigan, GSI is a document management company that provides indexing and scanning services, as well as physical document storage and retrieval services. Multi-year state and local government contracts account for the majority of GSI’s sales.

The acquisition was consummated pursuant to a Stock Purchase Agreement, dated as of March 2, 2020, by and among the Company, as the purchaser, GSI, as the target, and Thomas M. Liebold, Gregory P. Colton, Fredrick M. Kamienny, and Frederick L. Erlich, collectively as the sellers. The initial purchase price for GSI consisted of approximately $3.5 million in cash, on a cash-free, debt-free basis, and subject to a post-closing net working capital adjustment. The positive net working capital at the time of closing consisted of approximately $1.0 million in accounts receivable and other current assets and approximately $0.3 million in trade payables and other obligations relating to GSI’s ongoing business and contracts. In addition to the initial purchase price, three annual potential earnout payments of up to an aggregate of $2.5 million will be payable to the Sellers over three years if certain gross profit levels are achieved. The acquisition was effective as of 12:01 a.m. on March 2, 2020. The Company financed the transaction by entering into a Securities Purchase Agreement with certain accredited investors, pursuant to which the Company issued and sold (i) 875,000 shares of the Company’s common stock, at a price of $4.00 per share, for aggregate gross proceeds of $3,500,000 and (ii) 2,000 units (“Units”), with each Unit consisting of $1,000 in 12% Subordinated Notes and 40 shares, for aggregate gross proceeds of $2,000,000 in Units and $5,500,000 for the combined private placement.

The accompanying unaudited pro forma condensed combined balance sheet presents Intellinetics’ historical financial position combined with GSI as if the acquisition had occurred on December 31, 2019 and the unaudited pro forma condensed combined statement of income presents the combined results of Intellinetics’ operations with GSI as if the acquisition had occurred on January 1, 2019. The accompanying pro forma condensed combined financial statements include management’s assumptions and certain adjustments described in greater detail below.

Intellinetics and GSI have different fiscal years. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. The pro forma statement of income information is based on the following:

●	With respect to Intellinetics, the audited consolidated financial statements of Intellinetics contained in its Annual Report on Form 10-K for the year ended December 31, 2019; and

●	With respect to GSI, the audited financial statements of GSI for the year ended September 30, 2019.

The pro forma balance sheet information is based on the following:

●	With respect to Intellinetics, the Intellinetics audited consolidated balance sheet as of December 31, 2019; and

●	With respect to GSI, the GSI unaudited balance sheet as of December 31, 2019.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of GSI’s assets acquired and liabilities assumed and conformed the accounting policies of GSI to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

4

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the acquisition. The unaudited pro forma condensed combined financial information also does not impute any on-going financing costs which the Company may or may not incur related to the transaction.

Certain reclassifications have been made relative to GSI’s historical financial statements to conform to the financial statement presentation of Intellinetics. Such reclassifications are described in further detail in Note 5 to the unaudited pro forma combined condensed financial statements.

2. Accounting Policies

As a result of the continuing review of GSI’s accounting policies, Intellinetics may identify differences between the accounting policies of the two businesses that, when conformed, could have a material impact on the combined financial statements. The unaudited pro forma combined condensed financial statements do not assume any differences in accounting policies other than as described in Note 4.

3. Purchase Price and Allocation

The following table sets forth the purchase consideration paid to shareholders of GSI on March 2, 2020, the date of acquisition. The preliminary purchase price allocation set forth below assumes the acquisition had closed on December 31, 2019:

Consideration paid to GSI’s Stockholders:
Cash	$3,500,000
Working capital adjustment	133,080
Work in process payout	276,023

Total consideration	$3,909,103

Preliminary purchase price allocation:
Cash and cash equivalents	$20,119
Accounts receivable	1,071,770
Inventories	367,419
Prepaid expenses and other current assets	79,070
Property, plant and equipment	732,372
Right of use asset	2,885,619
Accounts payable	(109,624)
Accrued expenses	(386,915)
Deferred revenues	(39,186)
Lease liability	(2,885,619)
Noncurrent deferred tax liability, net	(149,900)

Total tangible assets acquired and liabilities assumed	1,585,125
Intangible assets	1,230,000
Contingent liability	(686,200)
Goodwill	1,780,178

Total pro forma net assets acquired	$3,909,103

The final determination of the purchase price allocation and the amount of goodwill acquired will be based on GSI’s assets acquired and liabilities assumed as of March 2, 2020, the date of acquisition.

For the purposes of this pro forma analysis, the purchase price has been preliminarily allocated based on an estimate of the fair value of assets acquired and liabilities assumed as of the date of acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions. The final valuation of net assets is expected to be completed as soon as possible but no later than one year from the acquisition date. The Company will adjust its estimates as needed based upon the final valuation. The following is a summary of preliminary valuation estimates along with management’s assumptions included in the adjustments reflected in the pro forma condensed combined financial information:

Tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts which management believes approximate their fair values as of the assumed date of acquisition.

Accrued and other liabilities: Accrued expenses were adjusted to record combined estimated transaction costs incurred. These costs were incurred after December 31, 2019, but are included as an adjustment to accrued and other liabilities and accumulated deficit for purposes of presenting the pro forma condensed combined balance sheet as if the transaction had occurred on December 31, 2019. These transaction expenses are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2019, as they are not expected to have a continuing impact on future operations.

Identifiable intangible assets: The fair value of intangible assets acquired is based on management’s preliminary valuation as of the acquisition date. Estimated useful lives are based on the time periods during which the intangibles are expected to result in incremental cash flows. The following reflects the estimated fair values and useful lives of the significant intangible assets identified based on management’s preliminary purchase accounting assessments:

		Estimated
	Estimated	Useful Life
	Fair Value	(in years)
Customer contracts	$1,111,000	6-8
Trademarks and trade name	119,000	10
	$1,230,000

The fair value of customers contracts has been estimated using the multi-period excess earnings method, based on forecasted revenue, after-tax cash flow, and contributor asset charges. The fair value of the Trademarks and trade names has been estimated using the relief from royalty method, assuming that if the company did not own the intangible asset or intellectual property, then it would be willing to pay a royalty for its use.

5

At this time, the Company’s estimates of the fair values of intangible assets are still subject to considerable uncertainty, as substantial amounts of GSI’s data must be thoroughly analyzed before more precise valuations can be determined. The Company anticipates that these analyses will be completed during the measurement period following the closing date.

Goodwill: Goodwill represents the excess of the acquisition consideration over the preliminary estimated fair values of nets assets acquired. Goodwill presented in the unaudited combined balance sheet was based on the net assets as if the acquisition had occurred on December 31, 2019. Goodwill for the final allocation of the purchase price will be based on the fair value of the net assets acquired on March 2, 2020, the date of acquisition.

Deferred income tax assets and liabilities: On a historical basis, the Company provided for a valuation allowance equal to the full amount of its net deferred tax asset, which consisted primarily of its net operating loss carryforwards for income tax purposes. On a combined basis, the Company currently expects a full valuation allowance would need to be recorded in the first reporting period in 2020 for this due to uncertainty. In addition, the acquisition results in the assumption of net deferred tax liabilities associated with the historical book values of assets acquired and liabilities assumed verses the tax basis of those same assets and liabilities.

4. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the consideration paid to GSI’s stockholders and to adjust amounts related to the tangible and intangible assets and liabilities of GSI to reflect the preliminary estimate of their fair values and the impact on the combined statement of income as if Intellinetics and GSI had been combined during the periods presented. The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

(a)	To record an adjustment to remove GSI cash not acquired in transaction. This amount is offset by an increase in cash related to remaining unused net proceeds from equity offering.

(b)	To record an adjustment to accounts to align with opening balance amounts based on preliminary fair value assessment.

(c)	To record an adjustment to remove GSI note payables not included or acquired in transaction.

(d)	To record an adjustment to record right of use asset and related lease liability in connection with the adoption of ASC 842 “leases”.

(e)	To record an adjustment to record intangible assets and goodwill based on preliminary purchase price allocation.

(f)	To record an adjustment to record the issuance of subordinated notes, net of related financing fees, as net proceeds were used in connection with the transaction

(g)	To record an adjustment to record contingent consideration due to seller in connection with the transaction, based on preliminary purchase price allocation.

(h)	To adjust number of shares outstanding and basic and diluted EPS based on reverse split and stock issuance.

(i)	To record an adjustment to remove deferred tax amounts not attributable to consolidated entity.

(j)	Adjustment to effectuate the reverse stock split and issuance of common equity which proceeds were used in connection with the transaction.

(k)	Adjustments to remove GSI additional paid in capital, offset by an increase due to stock issuance net of transaction costs.

(l)	To remove GSI retained earnings.
(m)	To record an adjustment to remove non-recurring transaction expenses included in historical amounts.
(n)	To record an adjustment for depreciation and amortization of intangibles and property, plant and equipment based on purchase accounting adjustments.

(o)	To remove historical income tax expense of GSI.

(p)	To record an adjustment to remove historical GSI interest expense, offset by additional expense incurred associated with subordinated notes.

6

5. Non-recurring Transaction Costs

The Company and GSI have incurred and the Company will continue to incur certain non-recurring transaction expenses. The pro forma condensed combined balance sheet as of December 31, 2019 includes an adjustment of approximately $364,000 to accrued and other liabilities for combined estimated transaction costs (See Note 2 above). These transaction expenses are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2019, as they are not expected to have a continuing impact on future operations.

6. Pro Forma Combined Net Income (Loss) per Share

The pro forma basic and diluted net income (loss) per share presented in the unaudited pro forma combined condensed consolidated statements of operations is computed based on the weighted-average number of shares outstanding:

Twelve months ended
December 31, 2019
Pro forma net loss	$1,478,427
Intellinetics’ weighted average shares, basic and diluted	370,279
Shares expected to be issued in conjunction with acquisition of GSI	2,423,914
Pro forma weighted average shares, basic and diluted	2,794,193
Pro forma net loss per share, basic and diluted	$0.53

7